UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2010

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cliffs Natural Resources Inc. published a press release dated June 25, 2010 as follows:

Cliffs Natural Resources Raises All-Cash Offer For Spider To Cdn.$0.19 With Support of Spider’s Largest Shareholder

Spider’s Board Determines Revised Offer is Superior to Amended KWG Merger

Cliffs Also Urges Spider Shareholders To Vote Against Merger And
Determines It Will Not Bid For KWG If Spider Bid Succeeds

CLEVELAND – June 25, 2010 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that it has increased its cash take-over bid for Spider Resources Inc. ("Spider") (TSXV: SPQ) to Cdn.$0.19 per share from Cdn.$0.13 per share (the "Revised Offer").

The Board of Directors of Spider has determined that the Revised Offer is a superior proposal as compared to the amended terms of the proposed merger (the "Merger") with KWG Resources Inc. ("KWG") (TSXV: KWG) announced by Spider earlier today. Cliffs also announced that it has executed a lock-up agreement with Spider's largest shareholder supporting its Revised Offer.

Cliffs said the Revised Offer includes conditions that Spider execute a support agreement with Cliffs and that Cliffs receive commitments in the form of lock-ups from Spider’s directors and officers to tender their shares and vote against the Merger. Cliffs’ Revised Offer is also conditional on Spider terminating its agreement with KWG concerning the Merger.

Vote the YELLOW proxy Against the Merger

In a related matter, Cliffs urges Spider shareholders to vote their YELLOW proxies against the Merger. Cliffs is not obliged to take-up Spider shares tendered pursuant to the Revised Offer if the Merger is proceeding, and it does not intend to take-up Spider shares tendered pursuant to the Revised Offer unless it believes that it has obtained sufficient votes against the Merger to ensure that it is not approved by Spider shareholders.

If Cliffs receives sufficient votes to defeat the Merger at Spider’s special meeting of shareholders on July 8, 2010, and the other conditions of the Revised Offer are fulfilled or waived, Spider shareholders will have the opportunity to receive Cdn.$0.19 in cash per share as provided in the Revised Offer. If Cliffs’ bid for Spider is successful, Cliffs said it will not bid for KWG.

Cliffs’ Increased Price

Cliffs increased the proposed price to Cdn.$0.19 after being informed by Spider that Spider’s Special Committee had determined that KWG, in a revised offer in respect of the Merger, had matched Cliffs’ previous proposal of Cdn.$0.165 per share. Under the combination agreement among KWG, its wholly-owned subsidiary 7569076 Canada Inc., and Spider, KWG now has another five business day right to match Cliffs’ Revised Offer. The match period expires at 12:01 a.m. (Eastern time) on July 6, 2010.

"Spider shareholders have an important decision ahead and we think they should choose the value and certainty of our premium price cash offer," said William C. Boor, President of Cliffs’ Ferroalloys business unit. "In Cliffs’ view, even our original Cdn.$0.13 all-cash offer for Spider is superior to the consideration offered to Spider shareholders as part of the Merger. However, Cliffs has decided to increase our offer to Cdn.$0.19 in return for the support of both Spider’s Board and its largest shareholder."

"Furthermore, the Merger would create a company with significant downward share price risk given the relative illiquidity of the company’s shares and the dilutive financings that we believe the company will have to complete to continue studies related to the rail and chromite projects. We believe our all-cash offer at a significant 138% premium is superior in every respect and is the only logical alternative for Spider shareholders."

Lock-up With Spider’s Largest Shareholder

Cliffs’ lock-up agreement is with Toronto-based MineralFields Group ("MineralFields"), Spider’s largest shareholder. MineralFields owned approximately 13.8% of Spider’s shares outstanding as at the record date of June 4, 2010 for the special meeting of Spider shareholders to vote on the Merger. MineralFields has agreed to tender to Cliffs' Revised Offer and to vote against the Merger. Cliffs currently holds approximately 4.2% of Spider on a fully-diluted basis. In aggregate, Cliffs, Spider directors and officers, and MineralFields, through ownership of shares, options, and warrants of Spider, own approximately 21.5% of Spider’s shares on a fully-diluted basis.

Premium of 138% to Spider’s Unaffected Trading Price

Cliffs’ Revised Offer for Spider represents a 46% increase over Cliffs’ original offer of Cdn.$0.13 per share and a 138% premium over the closing price of the common shares of Spider on the TSX Venture Exchange on May 21, 2010, the last trading day prior to Cliffs’ announcement of its intention to bid for the common shares of Spider. The Revised Offer implies a total equity value for Spider on a fully-diluted basis of Cdn.$125 million.

Cliffs’ Objective

Cliffs’ strategic objective is to gain control of the Big Daddy chromite project located in the McFaulds Lake area of Northern Ontario. Cliffs currently owns a 47% interest in the project, while Spider and KWG each own 26.5% and have the option to earn-in up to 30% each through additional spending on feasibility studies to establish the project’s economic viability.

Cliffs Also Determines Not to Bid for KWG

When Cliffs announced its original intention to bid for Spider on May 24, 2010, Cliffs also said it intended to make an offer for KWG. However, after KWG entered into a binding letter agreement to merge with Spider, Cliffs cautioned that it may not proceed with a bid for KWG. Cliffs has now determined that it will not bid for KWG assuming Cliffs’ bid for Spider is successful. In addition, Cliffs may reduce its ownership position in KWG by selling shares into the market from time to time. Cliffs currently owns approximately 19.3% of the issued and outstanding KWG shares on a fully-diluted basis.

Notice of Variation

Cliffs has filed today under Spider’s profile at www.sedar.com the notice of variation in respect of the Revised Offer. Under the notice of variation, the minimum tender condition would require that there shall have been validly deposited under the bid and not withdrawn at the time of expiry such number of shares of Spider that, together with such shares held by Cliffs, constitutes at least 50.1% of the shares then outstanding, calculated on a fully-diluted basis. The Revised Offer will expire on July 6, 2010 at 12:01 a.m. (Eastern time).

Cliffs’ original offer and accompanying circular dated May 31, 2010 has been filed under Spider’s profile at www.sedar.com. A dissident proxy circular filed by Cliffs with regard to Spider’s special meeting of shareholders is also available at www.sedar.com.

Voting Deadline For The YELLOW Proxy

Spider shareholders voting against the Merger must ensure that they vote the YELLOW proxy prior to 5:00 p.m. (Eastern time) on July 5, 2010, in order for the proxy to be deposited with Spider’s agent in time to be used at the meeting. Spider shareholders who have already voted Spider management’s proxy before receiving this information have every right to change their vote, by simply voting again, using the YELLOW proxy. Assuming timely delivery, the later-dated proxy will automatically revoke any proxy previously submitted.

Contact Georgeson for More Information

Spider shareholders, banks and brokers who have questions or requests for assistance regarding the Cliffs’ Revised Offer should contact Georgeson, Cliffs’ information agent, toll free at 1-866-656-4120. Georgeson can also be contacted via email at askus@georgeson.com.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html.

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin America business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world's largest and fastest growing steel markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including potential steps taken by Spider or KWG or their respective directors or shareholders to impede our ability to proceed with or complete the Revised Offer for Spider, which may include steps taken in furtherance of the proposed Merger between Spider and KWG. Other factors that could impact actual results include the following: demand for ferrochrome by global integrated steel producers; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of rail and float capacity; availability and cost of capital; ability to maintain adequate liquidity and access capital markets; events or circumstances that could impair or adversely impact the viability or value of the assets or businesses of Spider; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, disputes with indigenous tribes in the area, weather conditions, fluctuations in ore grade and changes in other cost factors, including energy costs and transportation.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1.

Follow Cliffs on Twitter at: http://twitter.com/CliffsIR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Canada
Alan Bayless - Longview Communications Inc.
(604) 694-6035
abayless@longviewcomms.ca

United States - Europe
Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Jessica Moran
Sr. Investor Relations Analyst
(216) 694-6532
jessica.moran@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

June 28, 2010	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary